Exhibit 99.1

Realty Income Prices $750.0 Million Convertible Senior Notes Offering

SAN DIEGO, CALIFORNIA, January 6, 2026....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced the pricing of its offering of $750.0 million aggregate principal amount of 3.500% convertible senior notes due 2029 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the notes are scheduled to settle on January 8, 2026, subject to customary closing conditions. Realty Income also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $112.5 million aggregate principal amount of notes.

The notes will be senior, unsecured obligations of Realty Income and will accrue interest at a rate of 3.500% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2026. The notes will mature on January 15, 2029, unless earlier repurchased, redeemed or converted. Before October 15, 2028, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after October 15, 2028, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Realty Income will settle conversions by paying cash and, if applicable, delivering shares of its common stock based on the applicable conversion rate. The initial conversion rate is 14.4051 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $69.42 per share of common stock. The initial conversion price represents a premium of approximately 20% over the last reported sale price of $57.85 per share of Realty Income’s common stock on January 5, 2026. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

Realty Income will have the right to redeem the notes, in whole or in part, at Realty Income’s option at any time prior to maturity to the extent, and only to the extent, necessary to preserve its status as a real estate investment trust for U.S. federal income tax purposes. The redemption price for any note called for redemption will be a cash amount equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The notes will not otherwise be redeemable at Realty Income’s election before maturity.

If a “fundamental change” (as defined in the indenture for the notes) occurs, which includes certain business combination transactions involving Realty Income and certain de-listing events with respect to Realty Income’s common stock, then, subject to a limited exception, noteholders may require Realty Income to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Realty Income estimates that the net proceeds from the offering will be approximately $735.0 million (or approximately $845.5 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and Realty Income’s estimated offering expenses. Realty Income intends to use the majority of net proceeds from this offering for general corporate purposes, which may include, among other things, the repayment or repurchase of Realty Income’s indebtedness (including the $500.0 million of outstanding 5.050% senior notes due 2026, which mature on January 13, 2026 and/or borrowings under Realty Income’s revolving credit facilities and commercial paper programs), foreign currency swaps or other hedging instruments, the development, redevelopment and acquisition of additional properties, acquisition or business combination transactions, and the expansion and improvement of certain properties in Realty Income’s portfolio. Realty Income expects to use approximately $102.1 million of the net proceeds from the offering to repurchase approximately 1.8 million shares of its common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as Realty Income’s agent.

As described above, Realty Income intends to use a portion of the net proceeds of the offering to repurchase shares of its common stock concurrently with the pricing of the offering in privately negotiated transactions. These repurchases, and any other repurchases of shares of Realty Income’s common stock, may increase, or reduce the size of a decrease in, the trading price of Realty Income’s common stock, and repurchases executed concurrently with the pricing of the offering may have affected the initial terms of the notes, including the initial conversion price.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Realty Income

Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies®. Founded in 1969, we serve our clients as a full-service real estate capital provider. As of September 30, 2025, we have a portfolio of over 15,500 properties in all 50 U.S. states, the U.K., and seven other countries in Europe. We are known as “The Monthly Dividend Company®” and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our listing on the NYSE in 1994, we have had 133 dividend increases and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for over 30 consecutive years.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering, the expected amount and intended use of the net proceeds. Forward-looking statements represent Realty Income’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Realty Income’s business, including those described in periodic reports that Realty Income files from time to time with the SEC. Realty Income may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Realty Income does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Relations:

Jonathan Pong

Executive Vice President, CFO and Treasurer

+1 858 284 5177

jpong@realtyincome.com